Exhibit 2



                                 AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER


        AMENDMENT No. 1 dated as of April 30, 1996 between Fleet Financial Group, Inc., a Rhode Island corporation ("FFG"), and National Westminster Bank Plc, an English public limited company ("NatWest Plc").

        WHEREAS, the parties hereto have previously entered into an Agreement and Plan of Merger dated as of December 19, 1995 (as amended and supplemented, the "Merger Agreement"); and

        WHEREAS, the parties hereto desire to supplement and amend the provisions of the Merger Agreement in the manner set forth in this Amendment.

        NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

        1.1  Definitions.  (a)  Terms used herein and not otherwise defined
             -----------
herein shall have the meanings set forth in the Merger Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Merger Agreement shall from and after the effective date hereof refer to the Merger Agreement as amended and supplemented hereby.

        (b)  The following terms, as used herein, have the following meanings:

        "NatWest Advisory Director" shall have the meaning set forth in Section 3.1(a) hereof.

        "Phantom Stock Plan" shall have the meaning set forth in Section 3.3 hereof.

        "Restricted Stock Plan" shall have the meaning set forth in Section 3.3 hereof.

        "Stock Plans" shall have the meaning set forth in Section 3.3 hereof.

                                    ARTICLE 2
                                    AMENDMENT

        2.1  Schedules; Exhibits.  (a)  Schedule 4.7 of the Merger Agreement is
             -------------------
hereby amended by:

        (i)  adding the following:

   Fleet (Delaware) Servicing Corp.             Delaware
   NatWest Insurance Agency Services, Inc.      Delaware

        (ii) changing "Tilden of New Jersey, Inc." to "NW Vehicle Funding Corp of NJ", "Tilden Management Corporation" to "NW Vehicle Management Corp." and "Tilden Commercial Alliance Incorporated" to "NW Vehicle Funding Corp."; and

        (iii)  deleting the following:

   NatWest USA Capital Corp.               New York
   Brycon Development #2, Inc.             New York
   South Bronx Development Corp.           New York
   First Jersey Shareholder Services Inc.       New Jersey
   FJN-Cragwood Inc.                       New Jersey
   FNB Investment Company, Inc.            New Jersey
   C.F.-600 Hudson, Inc.                   New Jersey
   Crossroad Caters, Inc.                  New Jersey

        (b) The Schedules to the Merger Agreement are hereby amended by (i) deleting Schedule 6.7 in its entirety and substituting therefor Schedule 6.7 attached to this Amendment, (ii) deleting Schedule 6.9 in its entirety and substituting therefor Schedule 6.9 attached to this Amendment thereto, (iii) inserting Schedule 6.10 attached to this Amendment as Schedule 6.10 to the Merger Agreement and (iv) inserting Schedule 6.15 attached to this Amendment as
Schedule 6.15 to the Merger Agreement.

        (c) The Exhibits to the Merger Agreement are hereby amended by (i) deleting Exhibit G in its entirety and substituting therefor Exhibit G attached to this Amendment and (ii) inserting Exhibit H attached to this Amendment as Exhibit H to the Merger Agreement.

        2.2  Section 1.1.  (a)  Section 1.1 of the Merger Agreement is hereby
             -----------
amended by:

        (a) deleting the definition of and "OCC 30-mile Approval" in its entirety;


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

        (b) in the definition of "Dividend Excluded Transactions", deleting all of the text beginning after the words "shall mean" and substituting therefor the phrase "a cash dividend of approximately $200 million from NBNA to Bancorp NJ.";

        (c) inserting "NatWest Insurance," in the definition of "Included Subsidiaries" after "Delaware Bank,";

        (d)  inserting in alphabetical order the following definition:

             "Adjusted Closing Balance Sheet" shall have the meaning specified in Section 3.3(a) hereof.

             "Commitment Letter" shall mean the commitment letter dated April 30, 1996 between NatWest Plc and NBNA relating to the Residential Mortgage Loans, a copy of which is attached as Exhibit H hereto.

             "Deemed Adjustments" shall mean (i) all items identified by either NatWest Plc or FFG during the course of the audit of the Closing Balance Sheet, and which are considered by KPMG Peat Marwick LLP to be in conformity with NBNA's accounting policies, as in effect on the date hereof, and past practices, that meet either of the following two criteria: (x) items the treatment of which on the books and records of the Included Subsidiaries used in connection with the preparation of the Closing Balance Sheet do not conform to NBNA's accounting policies, as in effect on the date hereof, and past practices, and that individually affect equity by an amount greater than $2 million; or (y) items of the type referred to in clause (x) that individually affect equity by an amount less than $2 million, but in the aggregate affect equity by an amount greater than $5 million, (ii) an adjustment, whether positive or negative, such that, as of the Closing Date, the allowance for loans and leases is $333 million, (iii) an adjustment reflecting the final settlement of the sale to Household Finance of approximately $470 million of credit card receivables and (iv) an adjustment reflecting the difference between the general ledger and subledger accounts at the Delaware Bank reconciled by the staff of the Delaware Bank as of the Closing Date, in the case of (iii) and (iv), considered by KPMG Peat Marwick LLP to be in conformity with NBNA's accounting policies, as in effect on the date hereof, and past practices.

             "NatWest Brokerage Earnings shall have the meaning specified in
   Section 3.6(g)(vi) hereof.

             "NatWest Specialized Industry Earnings" shall have the meaning specified in Section 3.6(g)(vi) hereof.


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

             "NatWest Swap Portfolio Adjustment" shall have the meaning specified in Section 6.10(iii) hereof.

             "NatWest Upstate Customer Earnings shall have the meaning specified in Section 3.6(g)(vi) hereof.

             "Servicer" shall have the meaning specified in Section 6.10(vi) hereof.

        2.3  Section 2.1.  Section 2.1 of the Merger Agreement is hereby amended
             -----------
by deleting the words "Fleet Bank of New York, National Association" and substituting therefor the words "Fleet Bank, National Association".

        2.4  Section 2.2(b).  Section 2.2(b) of the Merger Agreement is amended
             --------------
by deleting the phrase "Edwards & Angell, 2700 Hospital Trust Tower, Providence, Rhode Island" and substituting therefor the phrase "Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York".

        2.5  Section 3.3.  (a)  Section 3.3(a) of the Merger Agreement is hereby
             -----------
amended by deleting it in its entirety and substituting therefor the following:

        (a) As promptly as practicable, but not later than 60 days after the Closing Date, NatWest Plc will cause to be prepared and delivered to FFG (i) the Closing Balance Sheet (the "Closing Balance Sheet"), which shall fairly present the consolidated financial position of NBNA and its Subsidiaries as at the time on the Closing Date immediately prior to the Effective Time in accordance with generally accepted accounting principles applied on a consistent basis, except in respect of the allowance for loans and leases, together with a report of KPMG Peat Marwick LLP thereon, provided that such
                                                            --------
   report may contain a qualification in respect of the adequacy or absolute level of the allowance for loans and leases, (ii) an adjusted Closing Balance Sheet (the "Adjusted Closing Balance Sheet"), which shall be the Closing Balance Sheet adjusted to (A) include the Deemed Adjustments, (B) have been prepared as if the Merger had not yet become effective, (C) disregard any specific accruals relating solely to phantom or restricted stock which accelerate by reason of the probability of the Merger, (D) not include any reserve for Taxes for which NatWest Plc is responsible under this Agreement,
   (E) take into account all overnight positions, (F) exclude any adjustment for unrealized holding gains or losses with respect to available-for-sale securities pursuant to Financial Accounting Standards Board Statement No. 115, (G) exclude the post-tax cost of the severance and other Merger-related costs incurred by the Included Subsidiaries in respect of Continuing Employees from December 19, 1995 to the Closing Date, (H) exclude the loss, which is not to exceed $1,200,000 on a pre-tax basis, realized on the sale of the outstanding loan balance of Clipper Receivables Corporation (taking into account all out-of-




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

   pocket expenses incurred in connection with such sale), (I) exclude the $1,050,000 pre-tax loss realized on the sale of certain cross-collateralized loans to be sold to NatWest Plc as part of the NBNA Asset Sale and (J) include, to the extent not otherwise reflected on the Closing Balance Sheet, $22,786,000 in respect of the contract receivable relating to an office building owned by South Bronx Development Corp., and (iii) a certificate based on such Adjusted Closing Balance Sheet setting forth NatWest Plc's calculation of Closing Tangible Equity. "Closing Tangible Equity" shall mean the consolidated stockholders' equity as shown on the Adjusted Closing Balance Sheet (as adjusted pursuant to clauses (A) through (J) above) less goodwill and core deposit intangibles of NBNA and its Subsidiaries as shown on the Adjusted Closing Balance Sheet (as adjusted pursuant to clauses (A) through (J) above), and after making the following additional adjustments:
   (x) the Rate Sensitive Portfolio Adjustment, (y) plus an amount equal to the NatWest Swap Portfolio Adjustment and (z) plus the adjustments provided for in the Commitment Letter in respect of the Residential Mortgage Loans that are the subject of the Commitment Letter and in respect of the Hedging Transactions (as defined in the Commitment Letter).

        (b)  Section 3.3(b)(i)(B) of the Merger Agreement is hereby amended by:

        (i) in paragraph (1), inserting immediately before the ";" at the end of the first proviso the phrase "or such pools of Residential Mortgage Loans
                -------
   must be the subject of the Commitment Letter"; and

        (ii) in paragraph (2), deleting the first four sentences and deleting the phrase "at such auction no later than 50 days following the Closing Date" and substituting therefor the phrase "pursuant to the terms of the Commitment Letter".

        (c)  Section 3.3(b)(iii) of the Merger Agreement is hereby amended by:

        (i)  in paragraph (A), deleting the phrases "the sum of (1)" and "and
                                                         ---
   (2) the Adjusted Mortgage Loan Value";

        (ii) deleting in its entirety paragraph (C) thereof and redesignating paragraphs (D) through (H) as (C) through (G) (and any related cross-references thereto); and

        (iii)  in paragraph (H), deleting the phrase "Subsections (B)(1) and
   (C)(2)" and substituting therefor "Subsection (B)(1)".

        (d) Section 3.3(d) of the Merger Agreement is hereby amended by inserting the phrase ", the Adjusted Closing Balance Sheet" immediately after the words "Closing Balance Sheet" in the third sentence.

        (e) Section 3.3(e) of the Merger Agreement is hereby amended by inserting the phrase ", the Adjusted Closing Balance Sheet" immediately after the words "Closing Balance Sheet".

        2.6  Section 3.6.  Section 3.6 of the Merger Agreement is hereby amended
             -----------
by:

        (a) deleting the words "NatWest Plc" in paragraph (a) (other than in the proviso at the end of such paragraph) and substituting therefor the words "Bancorp NJ or its designee" and deleting the words "NatWest Plc" in the proviso of paragraph (a) and substituting therefor the words "Bancorp NJ or such designee";

        (b) inserting immediately preceding the period at the end of the first sentence of paragraph (b)(i) the following phrase:

        ; provided that FFG will use its best efforts to provide NatWest Plc
          --------
        with a draft calculation of Adjusted Net Income for each Earnout Year within 30 days after the last day of such Earnout Year

        (c)  deleting the words "NatWest Plc" in the first sentence of paragraph
   (c) and substituting therefor the words "Bancorp NJ";

        (d) deleting the words "NatWest Plc" the second time they appear in the first sentence of paragraph (d) and substituting therefor the words "Bancorp NJ or its designee" and deleting the words "NatWest Plc" in the second sentence of paragraph (d) and substituting therefor the words "Bancorp NJ";

        (e) deleting the words "NatWest Plc" in clause (ii) of paragraph (e) and substituting therefor the words "Bancorp NJ or its designee";

        (f) in the text immediately following clause (ix) of paragraph (e), (A) deleting the words "NatWest Plc" the first time and the fourth time they appear and substituting therefor the words "Bancorp NJ or its designee", (B) deleting the words "NatWest Plc" the third time they appear and substituting therefor the words "Bancorp NJ" and (C) deleting the word "receipt" in the last sentence and substituting therefor the words "payment to Bancorp NJ or its designee";

        (g) deleting the proviso in clause (i) of paragraph (f) in its entirety and substituting therefor the following phrase:

        provided that the Fleet Downstate Assets shall be recorded on the books
        --------
        of the Surviving Bank no later than July 1, 1996 or as soon as practicable thereafter and shall be maintained on such books until repaid, sold or otherwise disposed of in the ordinary course of business;

        (h) inserting immediately preceding the ";" at the end of clause (ii) of paragraph (f) the following phrase:

        ; provided that the Fleet Downstate Liabilities shall be recorded on the
          --------
        books of the Surviving Bank no later than July 1, 1996 or as soon as practicable thereafter and shall be maintained on such books until repaid or otherwise extinguished in the ordinary course of business

        (i) in the definition of "Fleet Downstate Assets" in clause (ii) of paragraph (g), deleting the words "loans and leases" and substituting therefor the phrase "loans, leases and other assets" and deleting the word "on" and substituting therefor the phrase "no later than 120 days after";

        (j)  inserting immediately after the "," in the first sentence of clause
   (iv) of paragraph (g) the following phrase:

        (A) the Fleet Downstate Assets and the Fleet Downstate Liabilities shall be deemed to have been recorded on the books of the Surviving Bank from and after July 1, 1996 and (B)

        (k) in the first sentence of the third paragraph of clause (iv) of paragraph (g), deleting "60" and substituting therefor "120" and in the second and fourth sentences of such paragraph, deleting "10" and substituting therefor "20";

        (l) in the fourth paragraph of clause (iv) of paragraph (g), deleting the word "on" and substituting therefor the phrase "no later than 120 days after";

        (m) in the definition of "Downstate Growth Factor" in clause (iv) of paragraph (g), inserting immediately after the words "Earnout Year" the last time they appear and before the "," the phrase "(for this purpose treating the first Earnout Year in the Earnout Period as beginning on July 1, 1996)";

        (n) in the definition of "NatWest Mortgage Earnings" in clause (v) of paragraph (g), deleting "4,400,000" and substituting therefor "5,100,000";


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

        (o) inserting immediately preceding clause (vi) of paragraph (g) the following clause and redesignating clauses (vi) and (vii) as (vii) and
   (viii):

             (vi) For purposes of calculating Adjusted Net Income for any Earnout Year, NatWest Upstate Customer Earnings, NatWest Brokerage Earnings and NatWest Specialized Industry Earnings for such Earnout Year shall be added to the consolidated net income of the Surviving Bank and its consolidated Subsidiaries for such Earnout Year. In consideration of the credit for NatWest Specialized Industry Earnings, NatWest Plc agrees that FFG may book at any Affiliate of FFG new loans, leases and extensions of credit to borrowers in the industry groups of corporate finance, financial services and media.

             "NatWest Upstate Customer Earnings" means, for any Earnout Year set forth below, the amount set forth opposite such Earnout Year:

             Earnout Year          Amount
             ------------          ------

             ending in 1997      $2,900,000
             ending in 1998      $3,000,000
             ending in 1999      $3,200,000
             ending in 2000      $3,400,000
             ending in 2001      $3,600,000
             ending in 2002      $3,800,000
             ending in 2003      $4,000,000
             ending in 2004      $4,200,000

             "NatWest Brokerage Earnings" means, for any Earnout Year set forth below, the amount set forth opposite such Earnout Year:

             Earnout Year          Amount
             ------------          ------

             ending in 1997      $  825,000
             ending in 1998      $  866,000
             ending in 1999      $  910,000
             ending in 2000      $  955,000
             ending in 2001      $1,003,000
             ending in 2002      $1,053,000
             ending in 2003      $1,106,000
             ending in 2004      $1,161,000

             "NatWest Specialized Industry Earnings" means, for any Earnout Year set forth below, the amount set forth opposite such Earnout Year:


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

             Earnout Year          Amount
             ------------          ------

             ending in 1997      $2,600,000
             ending in 1998      $2,730,000
             ending in 1999      $2,866,000
             ending in 2000      $3,009,000
             ending in 2001      $3,159,000
             ending in 2002      $3,317,000
             ending in 2003      $3,483,000
             ending in 2004      $3,657,000

        (p) in clause (vi) of paragraph (g) (as so designated prior to the redesignation referred to in paragraph (o) above, deleting "320,000,000" and substituting therefor "383,000,000";

        (q) in clause (vii) of paragraph (g) (as so designated prior to the redesignation referred to in paragraph (o) above, deleting "3,000,000,000" and substituting therefor "3,500,000,000";

        (r) inserting immediately preceding clause (viii) of paragraph (g) (prior to the redesignation referred to in paragraph (o) above) the following clause and redesignating such clause (viii) and clauses (ix) and (x) as (x),
   (xi) and (xii):

             (ix) For purposes of calculating Adjusted Net Income for any Earnout Year, (A) an amount shall be added to the consolidated net income of the Surviving Bank and its consolidated Subsidiaries equal to 1.00% of the monthly (or, if reasonably practicable, daily) average aggregate outstanding balance for such Earnout Year of all credit card accounts opened by FFG and its Subsidiaries (other than the Surviving Bank and its consolidated Subsidiaries) on or after the Closing Date and having a billing address in the Market Area, (B) if the outstanding balances of any credit card accounts opened by NBNA or the Delaware Bank prior to the Closing Date or any credit card accounts opened by the Surviving Bank or its consolidated Subsidiaries on or after the Closing Date are transferred to FFG or any of its Subsidiaries (other than the Surviving Bank and its consolidated Subsidiaries), an amount shall be added to the consolidated net income of the Surviving Bank and its consolidated Subsidiaries equal to 1.00% of the monthly (or, if reasonably practicable, daily) average aggregate outstanding balance for such Earnout Year of such credit card accounts following such transfer and (C) if any credit card accounts referred to in clause
        (A) of this sentence are sold to any Person that is not an Affiliate of FFG or if, following any transfer of the outstanding balances of any credit card accounts referred to in clause (B) of this sentence, such credit card


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
        accounts are sold to any Person that is not an Affiliate of FFG, the amount of any post-tax gain (or loss) attributable to such sale in such Earnout Year shall be added to (or subtracted from) the consolidated net income of the Surviving Bank and its consolidated Subsidiaries for such Earnout Year.

             If the outstanding balances of any credit card accounts opened by FFG and its Subsidiaries (other than the Surviving Bank and its consolidated Subsidiaries) are transferred to the Surviving Bank or its consolidated Subsidiaries, NatWest Plc and FFG agree to negotiate in good faith appropriate changes to this Section 3.6(g).

        (s) in clause (viii) of paragraph (g) (prior to the redesignations referred to in paragraphs (o) and (r) above), (i) inserting the phrase "or those described in (B) below" immediately preceding the second ")" in the first sentence, and (ii) inserting "(A)" immediately after the first comma and inserting immediately preceding the period at the end of such clause the following phrase:

        and (B) the amount of any post-tax gain (or loss) or items of extraordinary income or expense of the Surviving Bank and its consolidated Subsidiaries for such Earnout Year attributable to any real property, other than real property acquired upon foreclosure, by deed in lieu of foreclosure or otherwise upon realization upon collateral securing a loan, lease or other extension of credit, constituting part of the Fleet Downstate Assets shall be reversed and subtracted from (or added to) the consolidated net income of the Surviving Bank and its consolidated Subsidiaries for such Earnout Year

        (t) in clause (x) of paragraph (g) (prior to the redesignations referred to in paragraphs (o) and (r) above), deleting "(i) through (iii) and
   (vi) through (ix)" and substituting therefor "(i), (ii), (iii), (vii),
   (viii), (ix)(C), (x) and (xi)";

        (u) in paragraph (h), (A) in the definition of "Earnout Period", deleting all of the text beginning after the words "means" and substituting therefor the phrase "the period beginning on the Closing Date and ending on June 30, 2004." and (B) in the definition of "Earnout Year", deleting all of the text beginning after the words "means" and substituting therefor the following phrase:

        any period of four consecutive fiscal quarters ending on June 30; provided that the first Earnout Year in the Earnout Period shall be the
        --------
        period beginning on the Closing Date and ending on June 30, 1997.



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

        2.7  Certain Financial Information.  (a)  The first sentence of Section
             -----------------------------
4.8(b) of the Merger Agreement is hereby amended by deleting the words "statements of income and cash flows for" and substituting therefor the words "statement of income for the".

        (b) The first sentence of Section 6.13 of the Merger Agreement is hereby amended by deleting the words "statements of income and cash flows" and substituting therefor the words "statement of income".

        2.8  Section 6.5.  Section 6.5 of the Merger Agreement is hereby amended
             -----------
by (i) deleting paragraph (a) thereto in its entirety and redesignating the succeeding paragraphs (b), (c) and (d) as (a), (b) and (c) (and any related cross-references thereto) and (ii) deleting the words "the OCC 30-mile Approval," from clause (ii) of Section 6.5(c) (as so designated prior to the redesignation referred to in clause (i) above).

        2.9  Section 6.9.  Section 6.9 of the Merger Agreement is hereby amended
             -----------
by inserting immediately before the period at the end of such Section the phrase "; provided that the gross or net book value of South Bronx Development Corp.
   --------
shall be $52,173,000".

        2.10  Section 6.10.  Section 6.10 of the Merger Agreement is hereby
              ------------
amended as follows:

             (a)  by inserting the phrase "Except as disclosed in item 1 of
   Schedule 6.10," at the beginning of the first sentence of paragraph (iv) of
   Section 6.10;

             (b) by (i) deleting the words "other than the Identified Transactions" in paragraph (v) of Section 6.10 and substituting therefor the words "other than the Identified Transactions and the derivative transactions disclosed in item 2 of Schedule 6.10" and (ii) deleting the last sentence of paragraph (v) of Section 6.10;

             (c) Paragraph (vi) of Section 6.10 is amended by deleting it in its entirety and substituting therefor the following:

                  (vi) The derivative transactions in respect of which NatWest Plc is unable to obtain the consent of the counterparty to the assignment thereof to NatWest Plc and the derivative transactions disclosed in item 2 of Schedule 6.10 shall constitute the "Ongoing Swap Pool". Following the Closing Date, FFG shall cause the Surviving Bank or one of its Affiliates (the "Servicer") to service for NatWest Plc the Ongoing Swap Pool, in accordance with the servicing standards and procedures customary in the industry and in compliance with the


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
        OCC's regulations and requirements with respect thereto. For servicing the transactions in the Ongoing Swap Pool other than those disclosed in item 2 of Schedule 6.10, NatWest Plc shall pay to the Servicer a servicing fee to be mutually agreed between NatWest Plc and FFG, which fee shall be in an amount reasonable and customary in the industry. FFG shall cause the Servicer to promptly provide NatWest Plc with all information reasonably requested by NatWest Plc relating to the servicing of the Ongoing Swap Pool, in any event including but not limited to (A) quarterly reports concerning the transactions comprising the Ongoing Swap Pool, (B) notice of any event of default or event or condition which, with the passage of time, would constitute an event of default or otherwise give rise to a right of termination under any of the operative documents or agreements governing such transactions, (C) notice of any event requiring the counterparty or an affiliate thereof to provide collateral or guarantees or similar credit support (or additional collateral or guarantees or similar credit support) under any of the operative documents or agreements governing such transactions, and (D) notice of any material increase in indebtedness to the Surviving Bank or any of its Affiliates of any counterparty to the transactions disclosed in item 2 of Schedule 6.10 to FFG or any of its Subsidiaries; provided that any failure to provide reports pursuant to clause (A) or
        --------
        give notice pursuant to clause (B), (C) or (D) shall not relieve NatWest Plc of any liability which it may have pursuant to Section 12.1(v) hereof.

             (d) Paragraph (vii) of Section 6.10 is amended by deleting it in its entirety and substituting therefor the following:

                  (vii) At any time while any transaction which comprises part of the Ongoing Swap Pool shall remain outstanding, NatWest Plc may, for Cause and without payment of any fee or expense, transfer the servicing of the Ongoing Swap Pool to NatWest Plc or any of its Affiliates or to a third party servicer chosen by NatWest Plc. FFG, on behalf of the Surviving Bank and its Affiliates, agrees to cooperate with NatWest Plc in effecting any such transfer of servicing of the Ongoing Swap Pool.

             (e) Paragraph (viii) of Section 6.10 is amended by deleting it in its entirety and substituting therefor the following:

                  (viii) For purposes of this Section 6.10, (A) the "NatWest Swap Portfolio" shall mean all interest rate swaps, options, swaptions and over-the-counter cap and floor positions of NBNA and the Delaware Bank and (B) "Cause" shall mean (I) the commencement by FFG, the Surviving Bank or such Affiliate of the Surviving Bank as



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
        may be servicing the Ongoing Swap Pool, as the case may be, of a case in bankruptcy under applicable law naming such Person as the debtor, (II) the commencement by a party other than FFG, the Surviving Bank or such Affiliate of the Surviving Bank as may be servicing the Ongoing Swap Pool, as the case may be, of a case in bankruptcy under applicable law naming such Person as the debtor and which is not dismissed within 60 days of the commencement thereof, (III) the making by FFG, the Surviving Bank or such Affiliate of the Surviving Bank as may be servicing the Ongoing Swap Pool, as the case may be, of an assignment or any other arrangement for the benefit of creditors under any applicable law, and
        (IV) a material failure by the Servicer to service the Ongoing Swap Pool in accordance with applicable servicing standards, which failure is not cured within 10 days of receipt of notice from NatWest Plc thereof.

        (f)  The following paragraphs are hereby added to Section 6.10:

                  (ix) FFG hereby agrees that the standard of care to be exercised by the Servicer in servicing the Ongoing Swap Pool, and by FFG and its Affiliates in dealing with counterparties thereto, shall be the same standard of care that the Servicer exercises in servicing and managing derivative transactions to which it is a party, or that FFG and its Affiliates exercise in dealing with counterparties generally, as the case may be, and in respect of which it does not have an indemnity of the kind provided by NatWest Plc pursuant to Section 12.1(v) hereof (hereinafter referred to, solely for purposes of this Section 6.10, as "reasonable care"). Without limiting the foregoing, FFG shall cause the Servicer to use reasonable care in (A) exercising or refraining from exercising its right to terminate any transaction in the Ongoing Swap Pool and (B) requiring the counterparty (or any Affiliate thereof) to any transaction in the Ongoing Swap Pool to provide collateral or guarantees or similar credit support (or additional collateral or guarantees or similar credit support) under any of the operative documents or agreements relating to such transaction. In addition, FFG shall, and shall cause the Surviving Bank and its Affiliates to, use reasonable care in extending additional credit (other than pursuant to commitments in effect as of the Closing Date) to any counterparty of any transaction disclosed in item 2 of Schedule 6.10. Notwithstanding the provisions of Section 12.1, Buyer Indemnifiable Damages shall not include any loss, damage, Liabilities, costs and expenses in respect of suits, claims, proceedings, demands, judgments, deficiencies, losses, damages, expenses and costs (including without limitation, interest, penalties, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claims covered by

         Article XII) resulting from the failure of the Service to use reasonable care in servicing the Ongoing Swap Pool.

                  (x) If any transaction in the Ongoing Swap Pool is terminated as a result of any event of default or other event or condition giving rise to a right of termination under the operative documents or agreements governing such transaction, NatWest Plc shall have the right to participate in any action, suit or proceeding, or any recapitalization, workout or restructuring, arising out of or relating thereto and no such action, suit or proceeding may be settled, and no such recapitalization, workout or restructuring may be agreed to, without the prior written consent of NatWest Plc, which consent shall not be unreasonably be withheld or delayed. If, in the reasonable judgment of NatWest Plc, there is a conflict of interest between the Servicer and NatWest Plc in connection with any such action, suit, proceeding, recapitalization, workout or restructuring, NatWest Plc shall have the right to assume, in the name and on behalf of the Surviving Bank and its Subsidiaries, the pursuit or negotiation of such action, suit, proceeding, recapitalization, workout or restructuring, and FFG shall cause the Surviving Bank and its Subsidiaries to promptly execute and deliver any document, certificate, agreement or other writing and to take such other actions as may be necessary or desirable in connection therewith.

                  (xi) If (A) any transaction in the Ongoing Swap Pool is terminated as a result of any event of default or other event or condition giving rise to a right of termination under the operative documents or agreements governing such transaction and (B) the counterparty to such transaction has other indebtedness outstanding to the Surviving Bank or any of its Affiliates, FFG shall cause the Servicer to apply any amounts recovered from such counterparty or any guarantor (through foreclosure on collateral or property, to the extent such transaction is secured thereby, or setoff or otherwise) ratably, according to amounts due and payable, to (I) payment of such counterparty's obligations under such transaction and (II) such counterparty's other indebtedness to the Surviving Bank or any of its Affiliates, but only to the extent any such indebtedness is then due and payable.

                  (xii) FFG will cause the Surviving Bank and each of its Affiliates, on and after the Effective Time, to promptly deliver to NatWest Plc or its designee copies of its credit evaluations and any other credit assessments or reviews of any of the counterparties of the transactions that are part of the Ongoing Swap Pool.

        2.11  Section 6.11.  Section 6.11 of the Merger Agreement is hereby
              ------------
amended by inserting immediately before the period at the end of such Section the following phrase:

   "and provided further that, if a required consent in respect of any of the
        -------- -------
   Transferred Assets and Liabilities is not obtained prior to the Closing Date, FFG and NatWest Plc shall use commercially reasonable efforts to implement any lawful arrangement designed to provide the Surviving Bank with the benefit of the relevant Transferred Assets and Liabilities and to otherwise effect the intent of the parties under this Section 6.11 until such time as such required consent has been obtained"

        2.12  Section 6.12.  Section 6.12 of the Merger Agreement is hereby
              ------------
amended by deleting the word "loan" and substituting therefor the word "loans".

        2.13  Section 6.15.  Section 6.15 of the Merger Agreement is hereby
              ------------
amended by inserting immediately before the period at the end of such Section the phrase "; provided that NatWest Plc or any of its Affiliates may solicit for
              --------
employment any of the individuals set forth on Schedule 6.15".

        2.14  Section 7.8.  Section 7.8 of the Merger Agreement is hereby
              -----------
amended by (i) deleting the phrase "and (ii)" and substituting therefor the phrase "(ii)" and (ii) inserting immediately preceding the ";" the phrase "and
(iii) a commitment letter dated June 9, 1994 relating to obligations of Bancorp to provide a guarantee in respect of a loan of $2,000,000 thereunder".

        2.15  Section 8.1.  Section 8.1 of the Merger Agreement is hereby
              -----------
amended by deleting the "(a)" at the beginning of the first sentence thereof.

        2.16  Section 8.5.  Section 8.5 of the Merger Agreement is hereby
              -----------
amended by:

        (a) inserting immediately preceding the period at the end of the first sentence of Section 8.5(a) the following phrase:

        "; provided that, to the extent reasonably required by FFG and the
           --------
        Surviving Bank, the Surviving Bank may (i) leave in place existing signage bearing the Seller Trademarks and Tradenames and (ii) continue to use stationery bearing the Seller Trademarks and Tradenames, in each case, until the opening of business on May 6, 1996; and provided further
                                                                -------- -------
        that FFG shall indemnify NatWest Plc and its Affiliates against any Seller Indemnifiable Damages that NatWest Plc and its Affiliates may suffer or incur arising out of or resulting from any such use of signage or stationery bearing the Seller Trademarks and Tradenames. FFG hereby agrees that, to the extent practicable, it shall use reasonable commercial efforts prior to the Closing Date to provide the Included Subsidiaries with stationery bearing the FFG marks or names";

        (b) (i) inserting the phrase "(i)" before the words "the Surviving Bank" in the second sentence of Section 8.5(a) and (ii) inserting immediately preceding the period at the end of such sentence the following phrase:

        "and (ii) the Surviving Bank and its Subsidiaries shall not be precluded from using existing stocks of stationery and other similar materials containing any of the Seller Trademarks and Tradenames solely for internal purposes; provided that FFG shall indemnify NatWest Plc and its
                           --------
        Affiliates against any Seller Indemnifiable Damages that NatWest Plc and its Affiliates may suffer or incur arising out of or resulting from the use of any such materials by the Surviving Bank or any of its Subsidiaries"; and

        (c) inserting immediately preceding the period at the end of Section 8.5(b) the following phrase:

        "; provided that, to the extent any such filings are not made as of the
           --------
        Effective Time, FFG shall indemnify NatWest Plc and its Affiliates against any Seller Indemnifiable Damages that NatWest Plc and its Affiliates may suffer or incur arising out of or resulting from any delay in making, or failure to make, such filings".

             2.17  Section 8.6.  Section 8.6 of the Merger Agreement is hereby
                   -----------
amended by:

        (a) deleting the phrase "At least five business days prior" in the second sentence of paragraph (a) and substituting therefor the word "Prior"; and

        (b) deleting the phrase ", together with an unqualified report of KPMG Peat Marwick LLP thereon" in the first sentence of paragraph (b).

        2.18  Section 9.5.  Section 9.5 of the Merger Agreement is hereby
              -----------
amended by:

        (i)  inserting the words "and Carryforwards" after the word "Carrybacks"
                                  -----------------                  ----------
   in the heading thereof;

        (ii)  redesignating the first sentence thereof as paragraph (a); and

        (iii)  adding the following paragraph thereto:

                  (b) FFG will, and will cause its Affiliates to immediately pay to NatWest Plc any Tax refund (or reduction in Tax Liability) resulting from a carryforward of a pre-acquisition Tax attribute of any of the Included Subsidiaries into the FFG consolidated Tax Return, when such refund or reduction is realized by the FFG group. FFG will, and will cause its Affiliates to cooperate with NatWest Plc in obtaining such refunds (or reduction in Tax Liability), including through the filing of amended Tax Returns or refund claims; provided that no payment
                                                        --------
        shall be due to the extent that such carryforward increases any Tax Liability of FFG or its Affiliates. NatWest Plc agrees to indemnify FFG for any Taxes resulting from the disallowance of such pre-acquisition Tax attribute on audit or otherwise, but only to the extent such Taxes relate to a Tax refund (or reduction in Tax Liability) previously paid to NatWest Plc pursuant to this Section 9.5.

             2.19  Section 9.8.  Section 9.8 of the Merger Agreement is hereby
                   -----------
amended by (i) redesignating the first sentence of Section 9.8 as paragraph (a) (and any related cross-references thereto) and (ii) adding the following paragraphs thereto:

                  (b) Upon the reasonable request of NatWest Plc, and at the expense of NatWest Plc, FFG will cause the Surviving Bank and its Subsidiaries to use reasonable efforts to provide NatWest Plc with access to (i) information (including access to books and records) maintained by Pierce Leahy and located near New Brunswick, New Jersey, maintained by Diversified and located near Scranton, Pennsylvania, or maintained by any other similar or successor storage facility and (ii) any other information pertinent to NBNA and the Included Subsidiaries as of the Closing Date that may be relevant to the pursuit of or defense against any claim, suit or proceeding, or the response to any inquiry by any governmental agency, in respect of any Tax or regulatory matters.

                  (c) FFG agrees to cause the Surviving Bank and its Subsidiaries to retain or cause to be retained all books and records pertinent to NBNA and the Included Subsidiaries in accordance with FFG's standard record retention policy, and to send notice to its employees requesting that any documents in their possession covering the tax years 1977 to 1988 be retained in accordance with such policy. FFG agrees to cause the Surviving Bank and its Subsidiaries to give NatWest Plc reasonable notice prior to transferring, discarding or destroying any such information and, if NatWest Plc reasonably requests, FFG will cause the Surviving Bank and its Subsidiaries to allow NatWest Plc to take possession of such books and records.

                  (d) From the Closing Date until March 15, 1997, FFG agrees to cause the Surviving Bank to provide office space, free of charge, at 10 Exchange Place, Jersey City, New Jersey, for certain employees or consultants of NatWest Plc and its Affiliates engaged in the preparation of the Tax Returns of Holdings and the Included Subsidiaries for periods through the Closing Date in return for certain assistance to be provided to the Surviving Bank by such employees or consultants as previously agreed between FFG and NatWest Plc. NatWest Plc agrees to use its best efforts to file such Tax Returns on or prior to March 15, 1997.

             2.20  Section 9.10.  The first sentence of Section 9.10 of the
                   ------------
Merger Agreement is hereby amended by inserting the phrase "New York Real Property Transfer Gains Tax," after the phrase "sales," and inserting "(other than Taxes incurred as a result of transactions consummated between the Included Subsidiaries and NatWest Plc, Affiliates of NatWest Plc or third parties that are not Affiliates of FFG or the Included Subsidiaries, including the transfer of the properties located at 175 Water Street and 163 Front Street, New York, New York)" after the phrase "this Agreement".

             2.21  Certain Closing Conditions.  (a)  Section 11.2 of the Merger
                   --------------------------
Agreement is hereby amended by (i) deleting paragraph (g) thereof in its entirety and redesignating the succeeding paragraphs (h) through (o) as (g) through (n) (and any related cross-references thereto) and (ii) inserting the phrase "Assuming issuance of the FFG Common Stock Consideration or the FFG Preferred Stock Consideration," at the beginning of paragraph (k) thereof (as so designated prior to the redesignation referred to in clause (i) above).

             (b)  Section 11.3 of the Merger Agreement is hereby amended by:

             (i) in paragraph (d), inserting the phrase ", Chief Executive -- Group Operations" immediately after the phrase "Group Chief Executive Officer"; and

             (ii) deleting paragraph (e) thereof in its entirety and substituting the following:

                  (e) NatWest Plc shall have received a duly executed copy of the Services Agreement and, assuming issuance of the FFG Common Stock Consideration or the FFG Preferred Stock Consideration, the Registration Rights Agreement.

             2.22  Section 12.1.  Clause (v) of Section 12.1 is hereby amended
                   ------------
by inserting the phrase "subject to Section 6.10(ix)," immediately preceding the word "the".


                                    ARTICLE 3
                             SUPPLEMENTAL PROVISIONS

             3.1  Advisory Directors.  (a)  FFG acknowledges its obligation,
                  ------------------
under Section 7.7 of the Merger Agreement, from the Effective Time and until such time as all amounts payable under Section 3.6 of the Merger Agreement have been paid in full, to cause the board of directors of the Surviving Bank to include up to two persons designated by NatWest Plc and reasonably acceptable to FFG. To the extent that any person so designated by NatWest Plc would be prohibited by applicable law from serving as a director of the Surviving Bank, FFG shall cause the Surviving Bank to appoint such person as an advisory director (a "NatWest Advisory Director").

             (b) FFG and NatWest Plc agree that each NatWest Advisory Director shall act solely in an advisory capacity to the board of directors of the Surviving Bank and shall not be authorized to vote on matters before the board of directors or otherwise to exercise the power of final decision in matters concerning the business of the Surviving Bank. FFG agrees that any listing of any NatWest Advisory Directors shall distinguish between such NatWest Advisory Director and the Surviving Bank's board of directors or indicate such NatWest Advisory Director's advisory status.

             (c) FFG agrees to cause the Surviving Bank to notify each NatWest Advisory Director of all meetings and actions by written consent of the Surviving Bank's board of directors and each committee thereof at the same time and in the same manner as notice of any meetings of such board or committee is required to be given to the Surviving Bank's directors who do not waive such notice (or, if such action requires no notice, then 10 days written notice thereof describing the matters upon which action is to be taken). Each NatWest Advisory Director shall be permitted to attend each such meeting and any adjournment thereof.

             (d) FFG agrees that each NatWest Advisory Director shall have the same rights as a member of the Surviving Bank's board of directors to receive information relating to the Surviving Bank. Without limiting the generality of the foregoing, FFG shall cause the Surviving Bank to furnish each NatWest Advisory Director with copies of all documents, reports (whether or not prepared by the Surviving Bank) and other information provided to members of the Surviving Bank's board of directors who do not waive their right to receive such documents, reports and other information, at the same time and in the same manner as such documents, reports and other information are furnished to such directors. NatWest Plc hereby agrees to use its best efforts to cause each NatWest Advisory Director to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all such documents, reports and other information, except to the extent that such documents, reports and other information can be shown to have been
(i) previously known on a nonconfidential basis by such NatWest Advisory Director, (ii) in the public domain through no fault of such NatWest Advisory Director or (iii) later lawfully acquired by such NatWest Advisory Director from sources other than the Surviving Bank or any of its Affiliates who, to the knowledge of such NatWest Advisory Director, had such documents, reports and other information without any breach of any obligation of confidentiality; provided that any
- --------

NatWest Advisory Director may disclose such documents, reports and other information to NatWest Plc's officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with such NatWest Advisory Director's service as an advisory director of the Surviving Bank so long as such Persons are informed by NatWest Plc of the confidential nature of such documents, reports and other information and are directed by NatWest Plc to treat such information confidentially and not to use any of such documents, reports and other information for any reason or purpose other than in connection with such NatWest Advisory Director's service as an advisory director of the Surviving Bank. Subject to the foregoing, NatWest Plc shall cause each NatWest Advisory Director to enter into an appropriate agreement with the Surviving Bank to keep in confidence all such documents, reports and other information as if such NatWest Advisory Director were a director of the Surviving Bank.

        (e) FFG agrees that each NatWest Advisory Director shall have the same rights as a member of the Surviving Bank's board of directors to receive director fees and reimbursements for expenses. Without limiting the generality of the foregoing, FFG shall cause the Surviving Bank to pay director fees and reimbursements for expenses to each NatWest Advisory Director at the same time and in the same manner as such fees and reimbursements are paid to members of the Surviving Bank's board of directors who do not waive their right to receive such fees and reimbursements.

        3.2  Certain Cooperative Loans and Credit Card Receivables Charge-offs.
             -----------------------------------------------------------------
Prior to the Closing Date, NatWest Plc shall cause NBNA to sell or otherwise dispose of (i) a portfolio of cooperative loans with a principal amount of approximately $210 million and (ii) certain credit card receivables charge-offs of the Delaware Bank with a principal amount of approximately $140 million. FFG and NatWest Plc agree that NBNA shall establish a general reserve (which shall not be a loan loss reserve) equal to the pre-tax gain or loss (net of all expenses attributable thereto). Any such gain or loss, but not such reserve, shall be deemed recorded on the books of the Surviving Bank for purposes of calculating Adjusted Net Income under Section 3.6 of the Merger Agreement.

        3.3  Certain Stock Plans.  Within 30 days of the Closing Date, FFG shall
             -------------------
cause the Surviving Bank to pay to the participants in the National Westminster Bancorp Restricted Stock Plan (the "Restricted Stock Plan") and National Westminster Bancorp Phantom Stock Appreciation Plan (the "Phantom Stock Plan" and, together with the Restricted Stock Plan, the "Stock Plans") in respect of any Units (as defined in the Stock Plans) owned by such participants as of the Closing Date an amount equal to $37.00 per Unit less, in the case any Unit awarded under the Phantom Stock Plan, the initial Fair Market Value (as defined in such plan) of any such Unit. NatWest Plc shall, within 10 days after receipt of written notice from FFG or the Surviving Bank that such amounts have been paid (which notice shall include reasonable evidence thereof), cause Bancorp NJ or its designee, as an adjustment to the Purchase Price, to pay in cash to the Surviving Bank an amount equal to $1.45 per Unit in respect of which payment was made by the Surviving Bank in accordance with this Section 3.3.

        3.4  Certain Environmental Matters.  In connection with all properties
             -----------------------------
owned, leased or operated by any of the Included Subsidiaries and located in New Jersey, NatWest Plc has provided FFG (through its counsel) with certain materials and information, including but not limited to letters of non-applicability received from the New Jersey Department of Environmental Protection, and the parties agree that NatWest Plc has complied with the provisions of Section 6.5(d) of the Merger Agreement in all respects and shall have no further obligations under such Section.

        3.5  Concourse Plaza Office Building.  FFG and NatWest Plc hereby
             -------------------------------
acknowledge that, in connection with the NBNA Asset Sale, the capital stock of South Bronx Development Corp. has been sold to NatWest Vista, LLC and that NatWest Vista, LLC is the legal owner, and NBNA the beneficial owner, of the contract receivable in the amount of $22,786,000 relating to the Concourse Plaza Office Building owned by South Bronx Development Corp. (as more fully described in the NBNA Asset Sale agreement). FFG and NatWest Plc hereby agree that NatWest Plc shall cause NatWest Vista, LLC and South Bronx Development Corp. to promptly remit any and all monies paid to them in respect of such contract receivable to the Surviving Bank or its designee. FFG hereby agrees to indemnify NatWest Plc and its Affiliates against any Seller Indemnifiable Damages that NatWest Plc or its Affiliates may suffer or incur arising out of the Sale and Purchase Agreement dated October 5, 1994 between The City of New York, Brycon Development #2, Inc. and National Westminster Bank USA relating to the sale of the Concourse Plaza Office Building, Bronx, New York or relating to such office building; provided that, to the extent that (i) the amount of such
                      --------
contract receivable referred to above is not paid in full by December 31, 1997, or such earlier time as such contract receivable is deemed to be uncollectible in the reasonable good faith judgment of NBNA, and (ii) the unpaid balance exceeds $500,000, NatWest Plc hereby agrees to pay to the Surviving Bank an amount equal to the lesser of $500,000 and the amount of such excess; and provided further, to the extent that at least $21,786,000 of such amount is
- -------- -------
subsequently paid, FFG shall cause the Surviving Bank to pay to NatWest Plc or its designee an amount equal to the lesser of $500,000 and the amount of such payment in excess of $21,786,000. NatWest Plc agrees that, to the extent required as a condition precedent to receipt of the consent of The City of New York for the transfer of the capital stock of South Bronx Development Corp. and subject to the indemnity of FFG provided above, NatWest Plc hereby assumes the obligations of NBNA under such Sale and Purchase Agreement. NatWest Plc agrees that, until the contract receivable is paid, (i) it shall cause one of its Affiliates to continue to employ Eric Cook to manage the Concourse Plaza Office Building project and (ii) with respect to the management of such contract receivable, the Surviving Bank shall have the right to reasonably direct the actions of such individual, so long as such directions are not inconsistent or in conflict with the reasonable directions given such individual by

NatWest Plc or such other Person employing such individual. NatWest Plc agrees that it shall not sell, assign, transfer, encumber, grant a Lien or interest in or otherwise dispose of such contract receivable.

        3.6  PEFCO Stock.  On or prior to the Closing Date, NatWest Plc shall
             -----------
have the right to cause NBNA to sell to an Affiliate of NatWest Plc 300 shares of the common stock of the Private Export Finance Company held by NBNA at a price of $2,750 per share.

        3.7  Water Street Transaction.  (a)  In order to accomplish the Water
             ------------------------
Street Transaction prior to the Effective Time, FFG acknowledges that (i) NatWest Plc has undertaken for the transferee of the properties included in the Water Street Transaction certain post-Closing obligations, including without limitation the clearing of violations and removal of liens and judgments and
(ii) the deed to such properties, although delivered prior to the Effective Time, may not be recorded prior to the Effective Time. FFG hereby agrees, from and after the Effective Time, to cause the Surviving Bank to (i) provide reasonable access to NatWest Plc, its counsel and other authorized representatives during normal business hours to the employees, offices, properties, books and records of the Surviving Bank reasonably related to the matters referred to in clause (i) of the preceding sentence and (ii) instruct its employees to cooperate with and assist NatWest Plc, its counsel and other authorized representatives in connection with such matters. FFG hereby disclaims any interest in the properties included in the Water Street Transaction and agrees not to create or file any Lien or to take any other action which could reasonably be expected to interfere with the title to, or the interest of the transferee in, such properties.

        (b) Notwithstanding the provisions of Section 6.8 of the Merger Agreement, FFG hereby agrees that NatWest Plc may elect to delay the payment of the proceeds payable to NBNA pursuant to the Water Street Transaction until the close of business on May 3, 1996; provided that such proceeds are held in escrow
                                  --------
by a reputable title company and NatWest Plc agrees to indemnify FFG for any Seller Indemnifiable Damages which FFG or any of its Affiliates may suffer or incur as a result of the failure to remit such proceeds to the Surviving Bank by the close of business on such date, including without limitation the Surviving Bank's cost of funds with respect to any unremitted portion of such proceeds from and after May 3, 1996 until paid in full.

        (c) NatWest Plc hereby agrees to indemnify FFG and its Affiliates against any Buyer Indemnifiable Damages that FFG and its Affiliates may suffer or incur (i) relating to the properties included in the Water Street Transaction arising out of any event or condition occurring or existing prior to the consummation of the Water Street Transaction or (ii) under the Purchase and Sale Agreement among NatWest Plc, NBNA and American International Realty Corp., or any documents, deeds, instruments or agreements executed in connection therewith (other than any lease or agreement regarding the use or occupancy of space at 175 Water Street or 163 Front Street to which NBNA is a party).

        3.8  Loan or Lease Assets.  FFG and NatWest Plc hereby agree that, in
             --------------------
connection with the preparation of the Closing Balance Sheet and the calculation of Closing Tangible Equity, except as otherwise provided by Section 6.12 of the Merger Agreement, neither FFG nor NatWest Plc will disagree with any provision, reserve or charge-off in respect of any of the loan or lease assets of the Included Subsidiaries.

        3.9  Identified Assets.  NatWest Plc hereby agrees to indemnify FFG and
             -----------------
its Affiliates against any Buyer Indemnifiable Damages that FFG and its Affiliates may suffer or incur relating to the Identified Assets arising out of any event or condition occurring on or after December 19, 1995. FFG hereby agrees to indemnify NatWest Plc and its Affiliates against any Seller Indemnifiable Damages that NatWest Plc and its Affiliates may suffer or incur relating to the Identified Assets arising out of any event or condition occurring or existing prior to December 19, 1995.

        3.10  NatWest USA Capital Corp.  On or prior to the Closing Date,
              ------------------------
NatWest Plc shall cause NBNA to sell or otherwise transfer to NatWest Plc or one of its Affiliates at fair market value all of the capital stock of NatWest USA Capital Corp.

        3.11  MessageBeam; Internet Address.  (a)  FFG and NatWest Plc hereby
              -----------------------------
agree that NatWest Plc and its Affiliates shall have a non-exclusive, paid up and royalty-free license under copyrights, or other similar rights for computer programs, to use, execute, reproduce, modify, and prepare derivative works based upon, the computer program known as "MessageBeam". To the extent that the consent of any other Person is required in connection with the granting of such license, FFG and NatWest Plc shall use commercially reasonable efforts to obtain such consent and, if such consent cannot be obtained, FFG and NatWest Plc shall use commercially reasonable efforts to implement any lawful arrangement designed to provide NatWest Plc and its Affiliates with the benefit of such license and to otherwise effect the intent of the parties under this Section 3.11.

        (b) FFG and NatWest Plc acknowledge that the Internet address "natwest.com" is presently assigned to NatWest Home Mortgage Corp. and that, pursuant to Section 8.5 of the Merger Agreement, after the Closing Date, FFG and its Affiliates are not permitted to use such Internet address. To the extent that such Internet address is not assigned or otherwise transferred to NatWest Plc or one of its Affiliates on or prior to the Closing Date, FFG hereby agrees to cause NatWest Home Mortgage Corp. to assign or otherwise transfer such Internet address to NatWest Plc or one of its Affiliates as soon as practicable after the Closing Date.

        3.12  Certain Offices and Office Space.  (a)  FFG and NatWest Plc hereby
              --------------------------------
agree that, from the Closing Date until December 31, 1996, the U.K.

representative office of the Surviving Bank shall be permitted to use and occupy certain space presently occupied by NBNA at 27 Leadenhall, London, England, and to receive certain support services in connection therewith. Such use and occupancy and receipt of support services shall be on substantially the same terms and conditions as the present use and occupancy and receipt of such support services.

        (b) FFG and NatWest Plc hereby further agree that, from the Closing Date until no later than June 30, 1996, FFG shall cause the Surviving Bank to make available office space, free of charge, at 10 Exchange Place, Jersey City, New Jersey, to certain employees of NatWest Plc and its Affiliates who are involved in the disposition of the Residential Mortgage Loan Portfolio and the removal of the books and records of NatWest Plc and its Affiliates from the offices of the Surviving Bank.

        3.13  Certain Wire Transfer Services.  FFG and NatWest Plc acknowledge
              ------------------------------
that NBNA and its Subsidiaries are presently providing services to NatWest Plc and its Affiliates in connection with the wire transfer of funds over the Federal Reserve's wire transfer network. As soon as practicable after the Closing Date, FFG shall cause the Surviving Bank and its Subsidiaries, as the provider of such services to NatWest Plc and its Affiliates, (i) to execute such documents or agreements as may reasonably be required to comply with Appendix C of Operating Circular No. 8 of the Federal Reserve Bank of New York and (ii) to provide encryption of the communication line between the Surviving Bank and its Subsidiaries, on the one hand, and NatWest Plc and its Affiliates, on the other hand, used in connection with the provision of such services.

        3.14  Interest Sensitive Securities.  FFG and NatWest Plc hereby agree,
              -----------------------------
that for purposes of Section 3.3(b)(ii) of the Merger Agreement, certain municipal securities of approximately $3 million in book value shall be deemed to have an Adjusted Interest Rate Securities Value of book value less $250,000.


                                    ARTICLE 4
                                  MISCELLANEOUS

        4.1  Incorporation by Reference.  (a)  The provisions of Article XII of
             --------------------------
the Merger Agreement shall apply to the covenants, obligations and agreements of
Article 3 of this Amendment.

        (b) The provisions of Article XIV (other than the proviso of Section 14.3) of the Merger Agreement shall be incorporated by reference herein and each reference therein to the Merger Agreement shall apply to this Amendment as if this Amendment were referred to therein.

        4.2  Effect on Merger Agreement.  (a)  Except to the extent amended or
             --------------------------
supplemented as set forth in this Amendment, all provisions of the Merger

Agreement are and shall remain in full force and effect and are hereby ratified and confirmed in all respects, and the execution, delivery and effectiveness of this Agreement shall not operate as a waiver or amendment of any provision of the Merger Agreement not specifically amended or supplemented by this Amendment.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date and year first above written.

                       FLEET FINANCIAL GROUP, INC.


                       By /s/
                          -------------------------
                          Name:
                          Title:


                       NATIONAL WESTMINSTER BANK PLC


                       By /s/
                          -------------------------
                          Name:
                          Title: